Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Money Market Trust

Master Portfolio Trust

We consent to the use of our reports with respect to Western Asset Liquid Reserves, Western Asset U.S. Treasury Reserves, Western Asset Government Money Market Fund, Western Asset Tax Free Reserves, Western Asset California Tax Free Money Market Fund, Western Asset Connecticut Municipal Money Market Fund, Western Asset New York Tax Free Money Market Fund and Western Asset Money Market Fund, each a series of Legg Mason Partners Money Market Trust and Liquid Reserves Portfolio, U.S. Treasury Reserves Portfolio and Tax Free Reserves Portfolio, each a series of Master Portfolio Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 15, 2010